One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	William L. Collier (504) 582-1750

Freeport-McMoRan Copper & Gold Inc. Reinstates
Annual Cash Dividend on Common Stock of $0.60 per Share

PHOENIX, AZ, October 21, 2009 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has reinstated an annual cash dividend on its common stock of $0.60 per share.  The Board would declare a quarterly dividend of $0.15 per share, with the initial dividend expected to be paid on February 1, 2010.

James R. Moffett, Chairman of the Board and Richard C. Adkerson, FCX’s President and Chief Executive Officer, said: “Our Board’s action to reinstate the common stock dividend reflects improved global market conditions and our strong operating performance. The aggressive steps we have taken in the last twelve months to adjust our operating and capital plans in response to changing economic conditions, combined with improved prices for the commodities we produce, have strengthened our financial and liquidity position.  This is enabling us to continue to strengthen our balance sheet, invest in attractive growth projects as economic conditions warrant and now to return to our tradition of providing cash returns to shareholders.”

The declaration and payment of dividends is at the discretion of the Board and will depend on the company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.

FCX has 430 million common shares outstanding.  Assuming conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, which automatically convert on May 1, 2010, FCX would have between 469 million and 477 million common shares outstanding (depending on the applicable market price of FCX’s common stock).

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the Democratic Republic of Congo.  Additional information about FCX is available on FCX’s web site at www.fcx.com.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding timing of dividend payments.  The declaration and payment of dividends is at the discretion of FCX's Board of Directors and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board. Additionally, important factors that might cause future results to differ from results anticipated by forward-looking statements include mine sequencing, production rates, industry risks, commodity prices, political risks, the potential effects of the recent violence in Indonesia, potential outcomes of the contract review process in the Democratic Republic of Congo, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission, as updated by our subsequent filings with the SEC.
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